                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                     Form 15

CERTIFICATE AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 0-27692

                                   OrCAD, INC
-------------------------------------------------------------------------------
                 (Exact name of registrant as specified in its charter)

            13221 Southwest 68th Parkway, Suite 200, Portland, Oregon 97223
-------------------------------------------------------------------------------
      (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                       Common Stock, $.01 par value per share
-------------------------------------------------------------------------------
                 (Title of class of securities covered by this Form)

                                      None
-------------------------------------------------------------------------------
            (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)   /X/              Rule 12h-3(b)(1)(i)   /X/
            Rule 12g-4(a)(1)(ii)  / /              Rule 12h-3(b)(1)(ii)  / /
            Rule 12g-4(a)(2)(i)   / /              Rule 12h-3(b)(2)(i)   / /
            Rule 12g-4(a)(2)(ii)  / /              Rule 12h-3(b)(2)(ii)  / /
                                                   Rule 15d-6            / /

     Approximate number of holders of record as of the certification or
notice date:     1
             --------
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, OrCAD, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated: July 29, 1999                            By: /s/ MICHAEL F. BOSWORTH
                                                    --------------------------
                                                Name: Michael F. Bosworth
                                                Title: Chief Executive Officer